February 11, 2021	Exhibit 5.1

Ekso Bionics Holdings, Inc.

1414 Harbour Way, Suite 1201

Richmond, CA 94804

Re: Issuance and Sale of up to 4,487,806 Shares of Common Stock of Ekso Bionics Holdings, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with the offering and sale (the “Offering”) of up to 4,487,806 shares (the “Shares”) of common stock of the Company, par value $0.001 per share, pursuant to a Registration Statement on Form S-3 (File No. 333-293203) (the “Registration Statement”) filed on June 16, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on June 26, 2020, the related prospectus included therein (the “Prospectus”), and the prospectus supplement, dated February 8, 2021, relating to the Offering, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement”).

The Shares are to be issued pursuant to the Prospectus, Prospectus Supplement and the Amended and Restated Underwriting Agreement dated as of February 8, 2021, among the Company and the underwriters identified on Schedule A of Underwriting Agreement (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Prospectus Supplement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Prospectus and the Prospectus Supplement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”): (i) the Articles of Incorporation of the Company, as amended through the date hereof certified as of the date hereof by an officer of the Company; (ii) the By-Laws of the Company certified as of the date hereof by an officer of the Company; (iii) certain resolutions of the Board of Directors of the Company (the “Board”) and the Financing Committee of the Board, relating to the authorization of the execution and delivery of, and performance by the Company of its obligations under, the Underwriting Agreement, the authorization, issuance, sale and registration of the Shares; (iv) the Registration Statement; (v) the Prospectus and (vi) the Prospectus Supplement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In expressing the opinion set forth below, we have assumed the following:

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

A.               Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

B.                All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise. For the purpose of the opinion rendered below, we have assumed that, upon each issuance of Shares, the Company will receive or has received the consideration for such Shares required by the Underwriting Agreement.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement will be legally issued, fully-paid and nonassessable.

We express no opinion as to matters governed by any laws other than the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes, as in effect on the date hereof. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K announcing the entering into of the Underwriting Agreement with respect to, and the closing of, the Offering, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

Snell and Wilmer L.L.P.

/s/ Snell & Wilmer L.L.P.